Exhibit 3.1

PRO-PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT NO. 2 TO CERTIFICATE OF

DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA GENERAL CORPORATION LAW

The undersigned, Maureen Foley, does hereby certify that:

1. She is the Chief Operating Officer and Corporate Secretary of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of undesignated stock, par value $0.01 per share, of which 900,000 have been designated for issuance as Series B-1 Convertible Preferred Stock, and 2,100,000 have been designated for issuance as Series B-2 Convertible Preferred Stock (collectively, the “Series B Preferred Stock”).

3. On February 11, 2010, the Board of Directors of the Corporation approved the amendments to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Certificate of Designation”) enumerated below in Section 6.

4. As of February 11, 2010, there were 900,000 shares of Series B-1 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments, and 1,492,500 shares of Series B-2 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments.

5. There is no class or series of stock which is senior to the Series B Preferred Stock as to the payment of distributions upon dissolution of the Corporation, and therefore the approval of any other class or series of stock of the Corporation to the amendments to the Certificate of Designation is not required pursuant to NRS 78.1955(3).

6. The Certificate of Designation is hereby amended in the following manner:

(a) The following definitions in Section 1 are hereby replaced and shall read in their entirety: “Final Purchase Date” means May 25, 2010.

“Series B-1 Redemption Date” means twenty two months and fourteen days (22 months and 14 days), i.e., December 25, 2010, after the Original Issue Date of the Series B-1 Convertible Preferred Stock.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the average of the high and low price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported. As used in clause (a) of this definition, the term “Trading Market” excludes the OTC Bulletin Board and the Pink Sheets.

(b) The date in Section 3, entitled “Dividends,” on which the Registration Statement Condition must be true in order to pay dividends in shares of Common Stock is September 30, 2010.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 16th day of February, 2010.

/s/ Maureen Foley
Name: Maureen Foley
Title: Chief Operating Officer and Corporate Secretary